SUBSCRIPTION AND OPTION AGREEMENT

                            between

                        G.E.M. USA, INC.

                               and

                 BOONTON ELECTRONICS CORPORATION



                   DATED:  October 2 __, 1997

                        TABLE OF CONTENTS


1.   SUBSCRIPTION FOR COMMON SHARES                         3
1.1  Subscription                                           3
1.2  Subscription Price                                     3
1.3  Payment of Subscription Price                          3
1.4  Certificates for Common Shares                         4

2.   OPTION                                                 4
2.1  Option                                                 4
2.2  Option Period                                          4
2.3  2.3  Exercise of Option                                5
2.4  Exemption Price                                        5
2.5  Certificates for Option Shares                         5
2.6  Assignability of Option                                6

3.   REPRESENTATIONS AND WARRANTIES                         6
3.1  Representations and Warranties of the Company          6
3.2  Representations and Warranties of Buyer                6
3.3  Survival of Representations and Warranties and
     Covenants                                              7

4.   CLOSING REQUIREMENTS                                   7
4.1  The Company's Deliverables                             7
4.2  Buyer's Deliverables                                   7
4.3  The Company's Post-Execution Deliverables              8

5.   RIGHT OF FIRST REFUSAL                                 8
5.1  Issuance or Transfer of Shares by the Company          8

6.   LIFETIME TRANSFERS                                     9

7.   FIRST AND SECOND SUBSCRIPTION AGREEMENTS              14

8.   INDEMNIFICATION                                       14
8.1  Indemnification by the Company                        14
8.2  Indemnification by Buyer                              14

9.   FURTHER ASSURANCES                                    15

10.  NOTICES                                               15

11.  MISCELLANEOUS                                         16
11.  11.1 Entire Agreement                                 16
11.2 Binding Effect1
11.3 Headings                                              16
11.4 Counterparts                                          17
11.5 Assignment                                            17
11.6 Fees and Expenses/Brokers
11.7 Applicable Law                                        17

                SUBSCRIPTION AND OPTION AGREEMENT

          THIS AGREEMENT made this 2nd day of October, 1997 by and between BOONTON ELECTRONICS CORPORATION, a company incorporated under the laws of the State of New Jersey, U.S.A. whose principal business address is at 25 Eastmans Road, Parsippany, New Jersey 07054, United States of America (the "Company"), G.E.M. USA, INC., a company incorporated under the laws of Delaware whose principal business address is at General Electronique de Mesure, 16, rue Joseph Cugnot, Z.I de Bracheux, 60000 Beauvais, France ("Buyer"), RONALD T. DEBLIS, an individual residing at 37 Farmstead Road, Short Hills, New Jersey 07078, U.S.A. ("DeBlis"), JOHN M. YOUNG, an individual residing at 9749 Maplecrest Circle, S.E., Lehigh Acres, Florida 33936, U.S.A. ("Young") and JACK FRUCHT, an individual residing at 380 Mountain Road, Apt. 512, Union City, New Jersey 07087, U.S.A. ("Frucht") (DeBlis, Young and Frucht shall hereinafter be referred to as the "Insider Shareholders").

                           WITNESSETH:

          WHEREAS, the Company is a New Jersey corporation duly organized under the laws of the State of New Jersey whose Articles of Incorporation, as amended through the date hereof, provide that its entire authorized capital consists of 5,000,000 shares of Common Stock, par value $.10 each, of which 1,636,585 shares were issued and outstanding as of July 31, 1997, 26,500 shares were held in the Company's 1987 Incentive Stock Option Plan, 1987 Employee Stock Purchase Plan and 1987 Stock Option Program for Non-Employee Directors as of July 31, 1997, and zero shares were held by the Company in treasury as of July 31, 1997; and

          WHEREAS, the Company and Buyer entered into that certain Subscription and Option Agreement dated as of February 23, 1996, as amended on June 24, 1996 and July 15, 1996 (true copies of which are attached hereto as Exhibit A and are hereinafter collectively referred to as the "First Subscription Agreement").

          WHEREAS, the Company and Buyer entered into that certain Subscription and Option Agreement dated as of October 21, 1996
(a true copy of which is attached hereto as Exhibit B and is hereinafter referred to as the "Second Subscription Agreement") pursuant to which (i) Buyer agreed to purchase 80,000 shares of Common Stock in the Company free and clear of all liens, encumbrances, security interests, title defects and restrictions, and (ii) the Company granted Buyer an option to acquire an additional 443,700 shares of Common Stock in the Company which, if exercised and fully issued, together with Buyer's prior acquisition of shares in the Company, would have represented approximately 33.8% of all the issued and outstanding shares of Common Stock in the Company, pursuant to the terms and conditions set forth in the Second Subscription Agreement; and

          WHEREAS, Buyer presently owns 260,300 shares of Common Stock in the Company; and
          WHEREAS, DeBlis, Frucht and Young presently collectively own 231,036 shares of Common Stock in the Company (such shares of common stock shall be referred to as the "Insider Shares"); and

          WHEREAS, Buyer now desires to subscribe for, and the Company desires to sell, Seven Thousand Seven Hundred and Sixteen (7,716) shares of Common Stock in the Company held by the Company, representing, when issued, together with Buyer's prior acquisition of shares in the Company, approximately 16.3% percent of all the issued and outstanding shares of capital stock in the Company, to be credited as fully paid for the subscription price and upon the terms and conditions hereinafter set forth; and

          WHEREAS, the Company desires to grant to Buyer, among other things, an option to acquire an additional 435,984 shares of Common Stock in the Company, such option to be exercisable from the date hereof when the Company shall receive the sum of $25,000 as an option fee and continuing for a period of two (2) years thereafter upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.   SUBSCRIPTION FOR COMMON SHARES.

     1.1 Subscription. Subject to the terms and conditions of this Agreement, Buyer hereby subscribes for Seven Thousand Seven Hundred Sixteen (7,716) shares of Common Stock in the Company (the "Common Shares"), free and clear of all liens, encumbrances, security interests, title defects and restrictions.

    1.2 Subscription Price. The subscription price for the Common Shares shall be Three and 24/100 ($3.24) U.S. Dollars per Common
Share (the "Subscription Price").

     1.3 Payment of Subscription Price. Buyer hereby agrees to pay the Subscription Price to the Company on or prior to October 2, 1997, provided, however, that the Company shall have satisfied each of the conditions set forth in Section 4.3 of this Agreement to the satisfaction of Buyer. The Subscription Price shall be paid in immediately available funds by wire transfer or cable to the account of the Company in the manner designated by the Company on the date on which the Company has satisfied each of the conditions set forth in Section 4.3 of this Agreement to the satisfaction of Buyer.

     1.4 Certificates for Common Shares. Upon its receipt of the Subscription Price, the Company shall immediately cause to be issued and delivered to Buyer a certificate evidencing Buyer's ownership interest in and title to the Common Shares on the form of certificate approved by the Company, duly endorsed in blank, together with proof that Buyer's name and its ownership of the Common Shares has been added to the Company's Stock Register and Stock Transfer Ledger.

2.   OPTION.

     2.1 Option. In consideration of Twenty-Five Thousand ($25,000) Dollars (the "Option Fee") and other good and valuable consideration, the Company hereby grants to Buyer the exclusive right and option (the "Option") during the Option Period, as that term is defined in Section 2.2 below, to subscribe for up to Four Hundred Thirty Five Thousand Nine Hundred Eighty Four (435,984) shares of Common Stock in the Company (the "Option Shares") free and clear of all liens, encumbrances, security interests, title defects and restrictions, against payment therefor of the Option Price as provided in Section 2.4 below.

     2.2 Option Period. The Option may be exercised by Buyer at any time from and after the execution of this Agreement through and including October 2, 1999 (the "Option Period").

     2.3 Exercise of Option. The Option may be exercised by Buyer at any time during the Option Period by written notice to the Company no later than 5:00 p.m. Eastern Standard Time on the last day of the Option Period (the "Option Notice"). The Option Notice shall set forth Buyer's binding subscription for the Option Shares, free and clear of all liens, encumbrances, security interest, title defects and restrictions and subject to all of the terms and conditions of this Agreement, it being the intention of the parties hereto that the Company's representations, warranties, covenants and indemnifications provided herein to Buyer shall extend to Buyer's subscription for the Option Shares as if such representations, warranties, covenants and indemnifications had been made by the Company to Buyer upon Buyer's exercise of the Option.

     2.4 Option Price. On the timely exercise of the Option by Buyer, Buyer agrees to pay the Company Three and 24/100 ($3.24) U.S. Dollars per Option Share (the "Option Price") in immediately available funds by wire transfer or cable to the account of the Company in the manner designated by the Company.

     2.5 Certificates for Option Shares. Upon its receipt of the Option Price the Company shall immediately cause to be issued and delivered to Buyer certificates evidencing Buyer's ownership interest in and title to the Option Shares on the form of certificate approved by the Company, duly endorsed in blank, together with proof that Buyer's name and ownership of the Option Shares has been added to the Company's Stock Register and Stock Transfer Ledger.

     2.6 Assignability of Option. The Option is non-assignable, and any attempted assignment of the Option by Buyer is void and shall cause the Option to terminate automatically without notice.


3.   REPRESENTATIONS AND WARRANTIES.

     3.1 Representations and Warranties of the Company. The Company hereby reaffirms and restates to Buyer each and every representation and warranty made by it in the First Subscription Agreement to the same extent as if each such representation and warranty was fully set forth at length herein, and as to each such representation and warranty hereby confirms that each such representation and warranty is true and accurate as of the date hereof; other than with respect to the representations made in (i)
Section 5.1(c) of the First Subscription Agreement which is hereby amended to reflect that as of the date hereof the total issued and outstanding share capital of the Company consists of 1,636,585 common shares, and (ii) Section 5.1(i) of the First Subscription Agreement.

     3.2 Representations and Warranties of Buyer. Buyer hereby reaffirms and restates to the Company each and every representation and warranty made by it in the First Subscription Agreement to the same extent as if each such representation and warranty was fully set forth at length herein, and as to each such representation and warranty hereby confirms that each such representation and warranty is true and accurate as of the date hereof.


     3.3 Survival of Representations and Warranties and Covenants. Buyer and the Company agree that the representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement.


4.   CLOSING REQUIREMENTS.

     4.1 The Company's Deliverables.  Upon the execution of this
Agreement by the parties hereto:

         (A) The Company shall cause to be delivered to Buyer (a) proper evidence demonstrating that Buyer's name has been included in the Company's Stock Register and Stock Transfer Ledger, and (b) certified true copies of the following documents duly executed and approved for or on behalf of the Company:

                    (i) resolutions of the Company authorizing and approving the terms of this Agreement, including, without limitation, the issuance of the Common Shares to Buyer and approving the terms of the Option;

                    (ii) resolutions of the Company authorizing and directing its appropriate officers to allot, transfer and deliver the Common Shares (and Option Shares upon Buyer's exercise of the Option) to Buyer and directing the Secretary to enter Buyer's name and stock ownership on the records of the Company.

               (B) A Registration Rights Agreement in form and substance satisfactory to Buyer in its sole discretion.

     4.2 Buyer's Deliverables. Upon the execution of this Agreement by the parties hereto, Buyer shall cause to be delivered to the Company payment of the Subscription Price and Option Fee in the manner provided by Sections 1.3 and 2.1 of this Agreement together with a certified true copy of resolutions duly adopted for and on behalf of Buyer authorizing Buyer to enter into and perform this Agreement and the shareholder's and voting agreement.

     4.3 The Company's Post-Execution Deliverables. On or prior to October 31, 1997, or such later date as may be agreed to by Buyer in writing, the Company shall cause to be delivered to Buyer certificates evidencing the Common Shares, which shall be duly endorsed in blank by the Company.


5.   RIGHT OF FIRST REFUSAL.

     5.1 Issuance or Transfer of Shares by the Company. In the event that the Company shall desire to issue or transfer all or any portion of its authorized but unissued shares of capital stock within two (2) years from the date hereof, of whatever class or series, or of any shares of capital stock held by it in treasury or otherwise (except for such shares of capital stock in the Company which have been made available to any stock option plan or program of the Company or which are subject to a valid option) (the "Offered Shares") by means of exchange of shares with another corporation or voluntary sale pursuant to an offer from or to a bona fide third party to purchase or exchange the Offered Shares, the Company shall:

          (a) Serve written notice upon Buyer of the Company's desire to sell or exchange the Offered Shares, and identifying therein the name and address of the bona fide third party purchaser desiring to purchase the Offered Shares, the number of Offered Shares, the sales price or exchange ratio and the terms and conditions of such sale or exchange, including the payment terms.

          (b) Upon its receipt of the notice described in Section 5.1(a) above, Buyer shall have the right but not the obligation to purchase all of the Offered Shares on the same terms and conditions as offered to the bona fide third party purchaser or to allow the sale or exchange. Buyer's right to purchase the Offered Shares must be exercised within thirty (30) days of its receipt of the notice described in Section 5.1(a) above. In the event Buyer fails to exercise its right to purchase the Offered Shares within said thirty (30) day period, the Company may complete the sale or exchange of the Offered Shares to the third party bona fide purchaser, provided such sale or exchange is completed in accordance with the terms and conditions of the original offer as disclosed to Buyer in the notice provided by Section 5.1(a) above.

6.   LIFETIME TRANSFERS.

     6.1 So long as Buyer (along with all of its affiliates and subsidiaries) own at least 15% of all the issued and outstanding shares of the Company, none of the Insider Shares nor any interest in all or any part thereof may be sold, assigned, pledged, given or otherwise transferred or encumbered (except with respect to encumbrances arising from the purchase of Shares on margin), voluntarily or otherwise, to any other person or entity, except by complying with the terms, conditions and provisions of this Agreement. Nothing herein shall restrict the right of Buyer to sell, assign, pledge or otherwise transfer any of the shares owned by Buyer.

     6.2 Subject to the provisions of Sections 6.5 below, in the event that any of the Insider Shareholders shall desire volun-tarily, or shall be required by law or this Agreement, directly or indirectly, or by action against the Insider Shares themselves, to sell, assign, pledge, give or otherwise transfer and encumber all or any portion of the Insider Shares while he or it is living or in existence, as the case may be, such Insider Shareholder shall do so only as provided in either Section 6.3 or 6.4 hereof.

     6.3 An Insider Shareholder may sell all or any portion of the Insider Shares owned by him or it as of the date of this Agreement or thereafter acquired pursuant to an existing option (directly and/or beneficially) to any other Shareholder, provided, however, that such Insider Shareholder shall first give written notice to Buyer (the "First Offer Notice") identifying the number of Insider Shares being offered (the "Offered Insider Shares"), the purchase price the Insider Shareholder proposes to be paid for the Offered Insider Shares and the terms of payment thereof (the "First Offer Price"), and any encumbrances with respect to any of the Offered Insider Shares. Within ten (10) days of the receipt of the First Offer Notice by Buyer, Buyer shall have an option to elect to purchase the Offered Insider Shares at the First Offer Price (the "Option"). The Option shall be deemed exercised upon written notice to the selling Insider Shareholder by Buyer, given prior to the expiration of the First Option Period. If the Option is not exercised or if the Option is exercised, but the Offered Insider Shares are not purchased by Buyer within ten (10) days of such exercise, then the selling Insider Shareholder shall be free, for a period of one hundred and fifty (150) days commencing from the date Buyer received the First Offer Notice to complete the sale of the Offered Insider Shares to any other Insider Shareholder at a price equal to or greater than and on terms not more favorable than the First Offer Price.

     6.4 An Insider Shareholder who has received a bona fide third party offer (other than from another Shareholder) to purchase all or any portion of the Shares held by him or it as of the date of this Agreement or thereafter acquired pursuant to an existing option or who desires to sell all or any portion of the Shares held by him or it through a market maker or stockbroker authorized to sell the Shares (the "Selling Shareholder") shall serve notice upon Buyer (the "Notice to Sell") of the Selling Shareholder's desire to sell his Shares and identifying the number of Shares to be sold (the "Offered Shares"), the name and address of the person desiring to purchase the same (or in the case of a market maker and/or stockbroker the name, address and phone number of the market maker and/or stockbroker), the sale price and terms of payment of such sale or the price quoted by the market maker and/or stockbroker for the Offered Shares on the date of the Notice to Sell (the "Purchase Terms") and any encumbrances with respect to the Offered Shares. Buyer shall have a right of first refusal to purchase the Offered Shares from the Selling Shareholder in accordance with the Purchase Terms set forth in the Notice to Sell (except that with respect to Offered Shares being sold through a market maker or stockbroker, such shares shall be sold at the market price on the date Buyer elects to purchase the Offered Shares, provided, however, that in the event (i) the market price has fallen below the price set forth in the Notice to Sell by more than ten (10%) percent, the Selling Shareholder may withdraw the offer to sell and shall thereafter be precluded from proceeding with the sale of the Offered Shares without first having submitted to Buyer a new Notice to Sell or
(ii) the market price has risen above the price set forth in the Notice to Sell by more than ten (10%) percent, Buyer may elect not to proceed with the purchase of the Offered Shares) by delivering notice of its intention to purchase the Offered Shares to the Selling Shareholder within ten (10) business days of its receipt of the Notice to Sell. In the event Buyer shall refuse or fail to exercise its right of first refusal to purchase the Offered Shares from the Selling Shareholder as provided hereinabove, or exercises its right of first refusal but fails to purchase the Offered Shares within ten (10) days of its receipt of the Notice to Sell, the Selling Shareholder may proceed with the sale of the Offered Shares to the bona fide third party purchaser or through the market maker and/or stockbroker in accordance with the Purchase Terms set forth in the Notice to Sell (or in the case of a sale through a market maker and/or stockbroker, at the market price quoted on the date of sale) provided, however, that such sale must be consummated within sixty (60) days of the date of the Notice to Sell.

     6.5 Notwithstanding anything herein contained to the contrary, an Insider Shareholder may transfer all or any portion of the Shares owned by him by gift, devise, or bequest to an immediate family member upon written notice to Buyer, provided, however, that the provisions of this Section 6.5 shall not apply to or run to the benefit of such transferee, who shall otherwise remain obligated by the terms and provisions of this Agreement, as provided in Section
6.6 below.

     6.6 In the event that any of the Insider Shares shall be transferred to any person, firm, corporation or other entity, as permitted by and pursuant to any provision of this Agreement, as a condition precedent to the transfer of such shares on the books of the Company, such transferee must deliver to the Company a properly authorized and duly executed written amendment to this Agreement, providing that such transferee accepts such shares subject to all the terms and conditions of this Agreement relating to transfer and thereby acknowledge that the provisions and rights contained in
Section 6.5 of this Agreement shall not apply to such transferee. All certificates representing the shares transferred to such transferee shall bear a restrictive legend in form satisfactory to the Company. In the event that an attempt is made to transfer, or compel the transfer, of any of the Shares, or any interest therein, the voluntary or involuntary transferee shall have no interest in the shares, until the transferor, or his estate, as the case may be, shall have first complied with the applicable provisions of this Agreement.

7.   FIRST AND SECOND SUBSCRIPTION AGREEMENTS.

          Notwithstanding anything herein contained to the contrary, the parties hereto acknowledge and agree that the provision contained in Section 8 of the First Subscription Agreement, as subsequently acknowledged in Section 5 of the Second Subscription Agreement are in full force and effect (except with respect to subsections (a) and (c) of Section 8 and except that the Right of First Refusal referenced in subsection (b) of Section 8 shall hereinafter refer to Section 5 of this Agreement) and that nothing in this Agreement shall be construed as superseding any of the other terms or provisions contained therein.

8.   INDEMNIFICATION.

     8.1 Indemnification by the Company. The Company hereby agrees to indemnify and hold harmless Buyer against and from any and all claims, actions or causes of action, assessments, losses, damages (including damages which are consequential in nature or are related to unrealized or lost profits), liabilities, costs and expenses, including without limitation reasonable attorneys' fees and expenses, which the Buyer may suffer or incur resulting from, related to or arising out of any breach of the representations, warranties and covenants of the Company contained in this Agreement or the nonfulfillment of any agreement on the part of the Company contained in this Agreement.

     8.2 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless the Company against and from any and all claims, actions or causes of action, assessments, losses, damages (including damages which are consequential in nature or are related to unrealized or lost profits) liabilities, costs and expenses, including without limitation reasonable attorneys' fees and expenses, which it may suffer or incur resulting from, relating to or arising out of any breach of the representations, warranties and covenants of Buyer contained in this Agreement or the nonfulfillment of any agreement on the part of Buyer contained in this Agreement.
9. FURTHER ASSURANCES. The parties hereto each agree to execute such other documents, agreements or instruments as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10. NOTICES. Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and delivered or sent by internationally recognized overnight express courier service or by fax transmittal, as follows or to such other address or fax transmittal number as the parties shall have given notice of pursuant to the foregoing terms:

          If to Buyer, to:

                    G.E.M. USA, Inc.
                    c/o General Electronique Mesure
                    16, rue Joseph Cugnot
                    Z.I de Bracheux
                    60000 BEAUVAIS, FRANCE
                    Attention: Daniel Auzan
                    Fax Number: 011 333 44 05 29 04

          With a copy to:

                    Graham, Curtin & Sheridan
                    A Professional Association
                    4 Headquarters Plaza
                    Morristown, New Jersey 07962
                    Attention:  Joseph M. Lamastra, Esq.
                    Fax Number:  (973) 898-0107

          If to the Company, to:

                    Boonton Electronics Corporation
                    25 Eastmans Road
                    Parsippany, New Jersey 07054, U.S.A.
                    Attn:  President
                    Fax Number:  (973) 386-9191

          With a copy to:

                    Smith, Luhn, & Doran, P.C.
                    Courthouse Plaza
                    60 Washington Street
                    Morristown, NJ 07960
                    Attention:  Gregory P. Luhn, Esq.
                    Fax Number:  (973) 292-9168


11.  MISCELLANEOUS.

     11.1 Entire Agreement. This written document expresses the entire agreement among the parties hereto and supersedes any prior agreements or understandings concerning the subject of this Agree-ment. No amendment shall be valid unless in writing and signed by all parties.

     11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

     11.3 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     11.5 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties.

     11.6 Fees and Expenses/Brokers. Each party to this Agreement shall be responsible for and pay his/her own legal, accounting and other costs and expenses incurred by them in connection with this Agreement and the transactions contemplated thereby. The parties hereby represent to each other that they have not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission in connection with this Agreement and the transactions contemplated thereby.

     11.7 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepares the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.





                    [SIGNATURE PAGE FOLLOWS]
          IN WITNESS WHEREOF, the
parties have executed this Subscription and Option Agreement as of the day and year first above written.

                         Company:

Attest:                  BOONTON ELECTRONICS CORPORATION


                         By:___________________________________
                            Yves Guyomar, President and CEO

                         Buyer:

                         G.E.M. USA, INC.


                         By:___________________________________
                            Daniel Auzan, President



_____________________    _____________________________________
                         RONALD T. DeBLIS


_____________________    _____________________________________
                         JACK FRUCHT


_____________________    _____________________________________
                         JOHN M. YOUNG